Exhibit 5.1

[LETTERHEAD OF SMITH, GAMBRELL & RUSSELL, LLP]

January 11, 2006

Board of Directors

Transcend Services, Inc.

945 East Paces Ferry Road, N.E.

Suite 1475

Atlanta, Georgia 30326

RE:	Transcend Services, Inc.

Registration Statement on Form S-8

250,000 Shares of Common Stock

2005 Stock Incentive Plan

Ladies and Gentlemen:

We have acted as counsel for Transcend Services, Inc. (the “Registrant”), and are familiar with the preparation and filing of the Registrant’s Registration Statement on Form S-8, to be filed with the Securities and Exchange Commission on or about January 11, 2006, pursuant to which the Registrant is registering 250,000 shares of its common stock reserved for issuance under its 2005 Stock Incentive Plan (the “Registration Statement”).

We have examined, and are familiar with, the originals or copies, certified or otherwise identified to our satisfaction, of the documents, corporate records and other instruments of the Registrant relating to the issuance of common stock covered by the Registration Statement which we deem relevant and which form the basis of the opinion hereinafter set forth.

We are of the opinion that the 250,000 shares of the Registrant’s common stock covered by the Registration Statement have been legally authorized by the Registrant and, when issued and sold in accordance with the terms described in the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this opinion, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

SMITH, GAMBRELL & RUSSELL, LLP

/s/ Terry F. Schwartz
Terry F. Schwartz